Exhibit 99.1

Contacts: Media Alecia Pulman (203) 682-8224 apulman@icrinc.com

For Immediate Release
Investor Relations
Tom Ryan (203) 682-8200
tryan@icrinc.com

Ruth’s Hospitality Group, Inc. Reports Second Quarter 2011 Financial Results

HEATHROW, Fla.—(BUSINESS WIRE)—July 29, 2011—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its second quarter ended June 26, 2011.

Highlights for the second quarter of 2011 compared to the second quarter of 2010 were as follows:

•	Total revenues were $92.6 million compared to $88.4 million in the prior year.

•

Net income available to preferred and common shareholders of $8.5 million, or $0.20 per diluted share, compared to $3.7 million, or $0.09 per diluted share, in the second quarter of 2010. Net income available to preferred and common shareholders for the second quarter of 2011 includes a tax benefit of $4.0 million or $0.09 per diluted share. Excluding this adjustment, net income was $0.10 per diluted share in the current quarter. Net income available to preferred and common shareholders for the second quarter of 2010 included a net benefit of $0.3 million or $0.01 per share. Excluding this adjustment net income was $0.08 per diluted share in the prior year period.

•	Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 5.8%. Company-owned comparable restaurant sales for Mitchell’s Fish Market decreased 1.4%.

•	Food and beverage costs, as a percentage of restaurant sales, increased 120 basis points to 30.5%, primarily due to unfavorable beef costs.

•	Restaurant operating expenses, as a percentage of restaurant sales, decreased 150 basis points to 51.7%, primarily due to sales leverage on fixed costs.

•	General and administrative expenses were unchanged at $5.4 million.

•	Depreciation and amortization expenses, as a percentage of total revenues, decreased 50 basis points to 3.9%, primarily due to sales leverage.

•	Interest expense decreased by $0.2 million to $0.7 million in the second quarter of 2011.

•

At the end of the second quarter of 2011, the Company had $40 million in debt outstanding under its senior credit agreement. This represents a reduction of $5 million from the March 27, 2011 balance of $45 million.

Michael P. O’Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “We continue to manage our business by focusing on high-level execution, conservative pricing, and creating great value for our guests. Our second quarter performance included our fifth consecutive quarter of comparable sales growth and our sixth consecutive quarter of traffic gains in the Ruth’s Chris brand, and while we continue to absorb higher beef costs, our restaurant-level margins improved year over year. Finally, we continued to strengthen our balance sheet during the quarter, and remain active in evaluating development opportunities.”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income were $92.6 million compared to $88.4 million in the second quarter of 2010.

Company-owned restaurant sales increased 5.1% to $87.5 million for the second quarter of 2011 from $83.3 million in the same quarter last year. Total operating weeks increased 0.9% to 1,117 from 1,107.

Average weekly sales for Ruth’s Chris Steak House were $82 thousand in the second quarter of 2011 compared to $77 thousand in the second quarter of 2010. Average weekly sales at Mitchell’s Fish Market were $70 thousand compared to $72 thousand in the prior year second quarter.

For the second quarter of 2011, Company-owned comparable restaurant sales at Ruth’s Chris Steak House increased 5.8%, which consisted of an entrée increase of 3.3% along with an average check increase of 2.4%. Comparable restaurant sales at Mitchell’s Fish Market decreased 1.4%, which consisted of an entrée decrease of 4.7% and an average check increase of 3.5%.

Franchise income increased 3.4% to $2.9 million in the second quarter of 2011 from $2.8 million in the prior year second quarter. Comparable franchise-owned restaurant sales increased 7.1%.

Operating income was $8.4 million in the second quarter of 2011 compared to $8.3 million in the prior year second quarter. The second quarter of 2010 included a $1.1 million restructuring benefit related to the change in estimate of a terminated lease obligation.

Net income available to preferred and common shareholders was $8.5 million, or $0.20 per diluted share, compared to $3.7 million, or $0.09 per diluted share, in the second quarter of 2010.

Net income available to preferred and common shareholders for the second quarter of 2011 includes a tax benefit of $4.0 million or $0.09 per diluted share. Excluding this adjustment, net income was $0.10 per diluted share in current year. Net income available to preferred and common shareholders for the second quarter of 2010 included a net benefit of $0.3 million or $0.01 per share. Excluding this adjustment, net income was $0.08 per diluted share in the prior year period.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is reiterating its previous 2011 outlook:

•	Cost of goods sold of 30.5% to 31.5% of restaurant sales

•	Marketing and advertising of 3.0% to 3.5% of total revenues

•	General and administrative expenses of $23 million to $25 million

•	Effective tax rate of 25% to 30%

•	Capital expenditures of $10 million to $12 million

•	Free cash flow of $21 to $23 million

•	Fully-diluted shares outstanding of 43.0 million to 44.0 million

Conference Call

The Company will host a conference call to discuss second quarter 2011 financial results today at 8:30 AM Eastern Time. Hosting the call will be Mike O’Donnell, Chairman, President and Chief Executive Officer, and Bob Vincent, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-548-7913 or for international callers by dialing 719-325-4898. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 4265282. The replay will be available until August 6, 2011. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

RUTH’S HOSPITALITY GROUP, INC

Condensed Consolidated Statements of Income - Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending		26 Weeks Ending
	June 27, 2010	June 26, 2011	June 27, 2010	June 26, 2011
Revenues:
Restaurant sales	$83,269	$87,525	$173,862	$182,168
Franchise income	2,785	2,881	5,714	5,938
Other operating income	2,331	2,198	2,943	2,698

Total revenues	88,385	92,604	182,519	190,804
Costs and expenses:
Food and beverage costs	24,397	26,738	50,974	55,775
Restaurant operating expenses	44,331	45,208	90,656	91,923
Marketing and advertising	2,880	3,177	5,386	6,119
General and administrative costs	5,359	5,353	10,924	11,230
Depreciation and amortization expenses	3,857	3,649	7,744	7,360
Pre-opening costs	342	41	347	42
Restructuring benefit	(1,121)	—	(1,683)	(502)
Loss on the disposal of property and equipment, net	—	21	—	21

Operating income	8,340	8,417	18,171	18,836
Other expense:
Interest expense, net	(988)	(739)	(2,318)	(1,569)
Other	(42)	(179)	(142)	(361)

Income from continuing operations before income tax	7,310	7,499	15,711	16,906
Income tax expense (benefit)	2,138	(1,807)	3,564	1,027

Income from continuing operations	5,172	9,306	12,147	15,879
Loss (income) from discontinued operations, net of income tax benefit (expense)	839	100	1,055	(259)

Net income	$4,333	$9,206	$11,092	$16,138

Preferred stock dividends	$623	$623	$931	$1,247
Accretion of preferred stock redemption value	—	$88	—	$176

Net income available to preferred and common shareholders	$3,710	$8,495	$10,161	$14,715

Basic earnings per common share:
Continuing operations	$0.11	$0.20	$0.30	$0.34
Discontinued operations	(0.02)	—	(0.03)	0.01

Basic earnings per share	$0.09	$0.20	$0.27	$0.35

Diluted earnings per common share:
Continuing operations	$0.11	$0.20	$0.30	$0.33
Discontinued operations	(0.02)	—	(0.03)	0.01

Diluted earnings per share	$0.09	$0.20	$0.27	$0.34

Shares used in computing net income per common share:
Basic	33,945,193	34,075,604	31,050,777	34,037,818

Diluted	42,800,126	43,233,207	37,660,789	43,196,850

RUTH’S HOSPITALITY GROUP, INC

Selected Balance Sheet Data

(dollar amounts in thousands)

	December 26, 2010	June 26, 2011
Cash and cash equivalents	5,018	3,354
Total assets	249,069	240,614
Long-term debt	51,000	40,000
Total shareholders’ equity	80,361	96,300